                                   EXHIBIT 4.2
                     9% SENIOR SUBORDINATED CONVERTIBLE NOTE






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               THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR AN EXEMPTION FROM SUCH REGISTRATION.


                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

                9% SENIOR SUBORDINATED CONVERTIBLE NOTE DUE 2002


               FOR VALUE RECEIVED, INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., a California corporation (the "COMPANY"), hereby promises to pay to BAYSTAR CAPITAL, L.P., a Delaware limited partnership (the "HOLDER") the principal sum of FIVE MILLION DOLLARS ($5,000,000) on May 24, 2002 (the "MATURITY DATE") and to pay interest on the principal amount outstanding from time to time under this note (the "OUTSTANDING PRINCIPAL AMOUNT"), at the rate of 9% per annum, payable quarterly in arrears in cash on the last day of each calendar quarter during the term hereof and on the final day when such principal amount becomes due (each such date, an "INTEREST PAYMENT DATE").

               This note is the subordinated convertible promissory note (the "NOTE") of the Company referred to in the Securities Purchase Agreement, dated as of May 24, 1999 by and between the Company and the Holder (the "PURCHASE AGREEMENT").

               1. Definitions. For purposes hereof the following definitions shall apply:

               "ACCELERATION PRICE" shall have the meaning set forth in Section 5(b).

               "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares (including treasury shares) of Common Stock issued or sold or deemed to be issued by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company other than (i) shares of Common Stock issued upon conversion of the Note, (ii) shares of Common Stock issued upon exercise of the Warrants, (iii) shares of Common Stock issued pursuant to Approved Stock Plans, (iv) shares of Common Stock issued upon exercise of options, warrants, or other rights or agreements to issue securities of the Company outstanding as of the Issuance Date, (v) shares of Common Stock issued pursuant to any firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the Securities Act), (vi) shares of Common Stock issued in connection with the disposition or acquisition of a business, product or license by the Company, or issuances of securities as consideration for a merger, consolidation or purchase of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital).

               "ADJUSTING CLOSING BID PRICES" shall have the meaning set forth in Section 3(d).




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               "APPROVED STOCK PLAN" shall mean any contract, plan or agreement which has been or shall be approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider of the Company in an aggregate amount that does not exceed, together with all other Approved Stock Plans, 200% of the number of securities issuable as of the Closing Date pursuant to any currently existing Approved Stock Plan.

               "AVERAGE MARKET PRICE" shall mean the average of the Closing Bid Prices of the Common Stock for the five (5) trading days immediately preceding the applicable date.

               "BLOCKAGE NOTICE" shall have the meaning set forth in Section 18(b).

               "BUSINESS DAY" shall have the meaning set forth in Section 2(c).

               "BUY IN ACTUAL DAMAGES" shall have the meaning set forth in
Section 3(e)(v).

               "CLOSING BID PRICE" shall mean, for any security as of any date, the last closing bid price on the Nasdaq National Market ("NASDAQ") as reported by Bloomberg, L.P. ("BLOOMBERG"), or, if the NASDAQ is not the principal securities exchange for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.

               "CLOSING DATE" shall mean May 24, 1999.

               "CLOSING PRICE" shall mean $6.604.

               "COMMON STOCK" shall mean, the common stock of the Company, no par value per share.

               "COMPANY" shall have the meaning set forth in the Preamble.

               "CONVERSION DATE" shall have the meaning set forth in Section 3(e)(i).

               "CONVERSION NOTICE" shall have the meaning set forth in Section 3(e)(i).

               "CONVERSION PRICE" shall mean (i) prior to the first anniversary of the Closing Date, the Fixed Conversion Price; and (ii) on and following the first anniversary of the Closing Date, the lesser of (a) the Fixed Conversion Price and (b) the Reset Fixed Conversion Price; provided, that the applicable "Conversion Price" shall be subject to certain adjustments as described in
Section 3(d).





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

               "CONVERSION SHARES" shall have the meaning set forth in Section 5(d)(i).

               "CONVERTIBLE SECURITIES" shall have the meaning set forth in
Section 3(d)(iv).

               "DEFAULT" shall have the meaning set forth in Section 19.

               "DEFAULT RATE" shall have the meaning set forth in Section
2(a)(i).

               "DELISTING PERIOD" shall have the meaning set forth in Section 5(d)(ii).

               "DOCUMENT" or "DOCUMENTS" means this Note, the Registration Rights Agreement, the Purchase Agreement, the Warrants and the other agreements, documents and instruments furnished in connection therewith.

               "FIXED CONVERSION PRICE" shall mean 115% of the Closing Price.

               "HOLDER" shall have the meaning set forth in the Preamble.

               "INABILITY TO FULLY CONVERT NOTICE" shall have the meaning set forth in Section 6(b).

               "INDEBTEDNESS" shall have the meaning set forth in Section 19(a).

               "INTEREST PAYMENT DATE" shall have the meaning set forth in the Preamble.

               "ISSUANCE DATE" shall mean May 24, 1999.

               "LIEN" shall have the meaning set forth in Section 8(g).

               "MAJOR TRANSACTION ACCELERATION PRICE" shall have the meaning set forth in Section 5(a).

               "MAJOR TRANSACTION" shall have the meaning set forth in Section 5(c).

               "MANDATORY PAYMENT" shall have the meaning set forth in Section 6(a)(i).

               "MANDATORY PAYMENT PRICE" shall have the meaning set forth in
Section 6(a)(i).

               "MARKET PRICE" shall mean, on any date specified, herein, the amount per share of the Common Stock equal to (i) the last reported sale price of such Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof, regular way, on such date, in either case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted for trading, (ii) if such Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Common Stock on such date, or in the case no such sale takes place on such date, or if the Common Stock is not so designated, the average of the closing bid and





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

asked prices of the Common Stock on such date as shown by the NASD automated quotations system, or (iii) if such Common Stock is not then listed or admitted for trading on any national exchange or quoted in the over-the-counter market, the fair value thereof (as of a date which is within 20 days of the date as of which the determination is to be made) determined in good faith by the Board of Directors of the Company and the Holder, provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Market Price shall be determined in good faith by an independent investment banking firm selected by the Company and the Holder or, if that selection cannot be made within ten days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules, and provided, further, that the Company shall pay all of the fees and expenses of any third parties incurred in connection with determining the Market Price.

               "MATURITY DATE" shall have the meaning set forth in the Preamble.

               "NEW OPTION ISSUANCE PRICE" shall have the meaning set forth in
Section 3(d)(iv).

               "NOTE" shall have the meaning set forth in the Preamble.

               "NOTE REGISTER" shall have the meaning set forth in Section
17(b).

               "NOTICE OF ACCELERATION AT OPTION OF HOLDER UPON TRIGGERING EVENT" shall have the meaning set forth in Section 5(e).

               "NOTICE OF MAJOR TRANSACTION" shall have the meaning set forth in
Section 5(e).

               "OPTIONS" shall have the meaning set forth in Section 3(d)(iv).

               "ORGANIC CHANGE" shall mean, any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that the Holder of Common Stock is entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

               "OTHER TAXES" shall have the meaning set forth in Section 20.

               "OUTSTANDING COMMON AMOUNT" shall have the meaning set forth in
Section 3(a).

               "OUTSTANDING PRINCIPAL AMOUNT" shall have the meaning set forth in the Preamble.

               "PERSON" shall mean, an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               "PREPAYMENT AMOUNT" shall have the meaning set forth in Section
4.





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

               "PREPAYMENT DATE" shall have the meaning set forth in Section 4.

               "PREPAYMENT NOTICE" shall have the meaning set forth in Section
4.

               "PROCEEDING" shall have the meaning given in Section 19(f).

               "PURCHASE AGREEMENT" shall have the meaning set forth in the Preamble.

               "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, dated as of May 24, 1999, by and between the Company and the Holder.

               "RESET DATE" shall mean the twelve (12) month anniversary of the Closing Date.

               "RESET FIXED CONVERSION PRICE" shall mean the greater of 115% of the average of the Closing Bid Prices of the Common Stock for the twenty (20) trading days immediately preceding the Reset Date and (ii) 70% of the Closing Price.

               "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

               "SENIOR DEBT" shall mean all senior indebtedness of the Company for borrowed money, now existing or hereafter incurred, in favor of a bank, including without limitation Union Bank of California, N.A. and Silicon Valley Bank (each, a "SENIOR LENDER" and collectively, the "SENIOR LENDERS"), insurance company or other financial institution under a Senior Loan Document, for principal and interest (including interest accruing subsequent to the commencement of any Proceeding) unless the Senior Loan Document expressly provides that it is not senior or superior in right of payment of this Note, including all renegotiations, amendments, replacements or novations thereof; provided that such senior indebtedness (i) shall not exceed, in the aggregate, twenty million dollars ($20,000,000) at any time outstanding and (ii) shall not, be convertible into or exchangeable for, or (except in the case of Senior Debt existing on the date of this Agreement) entitle the provider as consideration for the provision thereof, any equity securities of the Company except for stock purchase warrants with an exercise price at or above the then-Average Market Price on the date the warrants are granted in customary amounts and upon customary terms. Notwithstanding the foregoing, "SENIOR DEBT" shall not include
(x) any indebtedness of the Company to any of its Subsidiaries or its affiliates, or (y) any indebtedness (other than indebtedness owed by the Company to Silicon Valley Bank) that is expressly subordinated to any other indebtedness of the Company.

               "SENIOR DEBT DEFAULT" shall have the meaning set forth in Section 18(b).

               "SENIOR LOAN DOCUMENT" shall mean a credit agreement, loan agreement, indenture or other agreement, document or instrument evidencing or governing any Senior Debt, including without limitation those agreements between the Company and Silicon Valley Bank and the Company and Union Bank of California, N.A.





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

               "SOLVENT" shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount required to pay the probable liability on such Person's existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

               "SUBORDINATED DEBT" shall mean all indebtedness of the Company now or hereafter evidenced by the Note and all interest thereon.

               "SUBSIDIARY" shall mean, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

               "SUSPENSION DAYS" shall have the meaning set forth in Section 5(d)(i).

               "SUSPENSION PERIOD" shall have the meaning set forth in Section 5(d)(i).

               "TAXES" shall have the meaning set forth in Section 20.

               "TRANSFER AGENT" shall have the meaning set forth in Section 3(e)(i).

               "TRIGGERING EVENT" shall have the meaning set forth in Section 5(d).

               "TRIGGERING EVENT ACCELERATION PRICE" shall have the meaning set forth in Section 5(b).

               "WARRANTS" shall mean the Common Stock Purchase Warrants to purchase up to an aggregate of 250,000 shares of the Company's Common Stock, issued to the Holder by the Company pursuant to the terms of the Purchase Agreement.

               "WARRANTS SHARES" shall have the meaning set forth in Section 5(d)(i).

               2. General Provisions. (a) Any amount of principal or interest hereof that is not paid when due (whether upon demand, by acceleration or otherwise) shall bear interest from the day when due until such principal amount is paid in full, payable on demand, at an interest rate per annum equal at all times to the lesser of 18% per annum or the maximum amount permitted by applicable law (the "DEFAULT RATE"). All interest shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. Notwithstanding any other provision of this Note, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law. All regularly





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scheduled interests payments made hereunder shall be made in cash in immediately available funds.

                  (b) All payments made to the Holder in accordance with the terms hereof shall be noted by the Holder on Schedule I attached hereto and hereby made a part hereof and shall be binding absent manifest error; provided, however, that any error or omission by the Holder in this regard shall not affect the obligation of the Company to pay the full amount of the principal and interest due hereunder.

                  (c) If any amount payable hereunder shall be due on a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law to be closed (any other day being a "BUSINESS DAY"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest payable hereon.

                  (d) Both principal and interest are payable in lawful money of the United States and in immediately available funds at the offices of Holder, c/o Stark Investments, 1500 West Market Street, Mequon, WI 53092, Attn: Brian Davidson, or at such other place as the Holder shall designate in writing to the Company.

                  (e) This Note may be transferred in whole or in part only by registration of such transfer on the Note Register maintained for such purpose by the Company as provided in Section 17(b) hereof. No such transfer shall be permitted unless made in compliance with applicable state and federal securities laws, and the transferor and transferee shall execute such documents as the Company shall reasonably request to evidence compliance with applicable state and federal securities laws.

               3. Holder's Conversion of Note.

                  (a) Conversion Right. The Holder shall have the right, at its option, to convert the Note, in whole or in part, into fully paid, validly issued and nonassessable shares of the Company's Common Stock at any time and from time to time (including, without limitation, during the continuance of a Senior Debt Default) that this Note is outstanding. If this Note is converted in part, the remaining portion of this Note not so converted shall remain entitled to the conversion and other rights provided herein.

                  (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of the Note pursuant to Section 3(a) shall be determined in accordance with the following formula:





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

                  N  =       P
                         ---------
                             C

              N = Number of shares of Common Stock to be issued;

              P = Outstanding Principal Amount submitted for conversion, together with any accrued and unpaid interest on such Outstanding Principal Amount through the date of conversion; and

              C = The then-applicable Conversion Price.

                  (c) [INTENTIONALLY OMITTED]

                  (d) Anti-Dilution. In order to prevent dilution of the rights granted under this Note, the Conversion Price and the Closing Bid Prices for any days during any measuring period for determination of the Reset Fixed Conversion Price prior to any of the events set forth below (the "ADJUSTING CLOSING BID PRICES") will be subject to adjustment from time to time as provided in this
Section 3(d); provided that no such adjustment will be made in connection with the issuance, within 60 days of the Closing Date, to The Learning Company (or any affiliate thereof) of Common Stock or options to purchase Common Stock in an amount not to exceed 200,000 shares:

                      (i) Dividends and Distributions. If the Company shall declare or pay to the Holder of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, the Holder of the Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which the Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Note had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

                      (ii) Stock Splits and Combinations. If the Company shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Company, the Conversion Price and the Adjusting Closing Bid Prices in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number of shares of Common Stock which the Holder would have owned or been entitled to receive after the happening of any and each of the events described above if the Note had been converted immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective.

                      (iii) Organic Changes. In case the Company shall effect an Organic Change, then the Holder shall be given a written notice from the Company informing





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

such Holder of the terms of such Organic Change and of the record date thereof for any distribution pursuant thereto, at least twenty (20) days in advance of such record date, and, if such record date shall precede the Maturity Date, the Holder shall have the right thereafter to receive, upon conversion of the Note, the number of shares of stock or other securities, property or assets of the Company, or its successor or transferee or any affiliate thereof, or cash receivable upon or as a result of such Organic Change that would have been received by a holder of the number of shares of Common Stock equal to the number of shares the Holder would have received had such Holder converted the Note prior to such event at the Conversion Price immediately prior to such event. In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to such Holder's rights and interests to insure that the provisions of this Section 3(d)(iii) will thereafter be applicable to the Note (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Company will not effect any such Organic Change unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such Organic Change assumes, by written instrument (in form and substance satisfactory to the Holder), the obligation to deliver to Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire. The provisions of this subparagraph (iii) shall similarly apply to successive Organic Changes.

                      (iv) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price under Section 3(d)(vi) below, if the Company in any manner grants any rights or options to subscribe for or to purchase one or more classes of its Common Stock (other than pursuant to an Approved Stock Plan, pursuant to a transaction that would not constitute the issuance of Additional Shares of Common Stock, or upon conversion of the Note) or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES"), and if the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company hereunder, into the aggregate consideration received, or deemed to have been received hereunder, by the Company, for the issue of such Additional Shares of Common Stock (computed without reference to any additional or similar protective or antidilution clauses) (the "EFFECTIVE PRICE"), is less than the Conversion Price immediately prior to such time, then the Company shall be deemed to have issued, at the time of the issuance of such Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities upon their issuance and to have received, as the aggregate consideration received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities, plus, in the case of such Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company





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

(other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                  (a) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                  (b) if the minimum amount of consideration payable to the Company upon the exercise of Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                  (c) if the minimum amount of consideration payable to the Company upon the exercise of such Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Options or the conversion or exchange of any such Convertible Securities.

                      (v) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for any class of Common Stock be reduced at any time below the Conversion Price immediately prior to such change, the Conversion Price at the time of such change shall be adjusted, effective on and after the date of such change, to the Conversion Price which would have been in effect on the date of such change had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                      (vi) Issuance of Additional Shares of Common Stock. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii), (iv) and (v)), without consideration or for a consideration per share less than the Conversion Price immediately prior to such issue or sale, then, and in such case, the Conversion Price shall be reduced, to a price determined by multiplying such Conversion Price by a fraction:





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

                           (A) the numerator of which shall be the sum of (i)
the number of shares of Common Stock outstanding immediately prior to such issue or sale and (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Market Price; and

                           (B) the denominator of which shall be the number of
shares of Common Stock outstanding immediately after such issue or sale, provided, that, for the purposes of this Section 3(d)(vi), immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to
Section 3(c)(ii), (iv) or (v), (x) such Additional Shares of Common Stock shall be deemed to be outstanding, and (y) treasury shares of Common Stock shall not be deemed to be outstanding.

                      (iv) Other Dilutive Events. In case any event shall occur as to which the provisions of this Section 3(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 3(d), then, in each such case, the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Note.

                      (v) No Dilution or Impairment. The Company shall not, by amendment of its certificate of incorporation or through any Organic Changes or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of this Note from time to time outstanding, (ii) shall not take any action which results in any adjustment of the Conversion Price or the Adjusting Closing Bid Prices if the total number of shares of Common Stock issuable after the action upon the conversion of this Note would exceed the total number of shares of Common Stock then authorized by the Company's certificate of incorporation and available for the purpose of issue upon such exercise, (iii) shall not permit the par value of any shares of stock receivable upon the conversion of this Note to exceed the amount payable therefor upon such exercise and (iv) shall not issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the Holder thereof shall be limited to a fixed sum or percentage of par value or a sum determined by reference to a formula by a financial institution or a similar indicator of interest rates in respect of participation in dividends and to a fixed sum or percentage of par value in any such distribution of assets.

                      (vi) Notices.





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

                            (A) Immediately upon any adjustment pursuant hereto
of the Conversion Price or the Adjusting Closing Bid Prices, the Company will give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                            (B) The Company will give written notice to the
Holder at the time it notifies its common shareholders (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided that in no event shall such notice be provided to the Holder prior to such information being made known to the public.

                            (C) The Company will also give written notice to the
Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

                      (vii) Further Adjustments. Successive adjustments in the Conversion Price and Adjusting Closing Bid Prices shall be made whenever any event specified above shall occur. All calculations under this Section 3(d) shall be made to the nearest cent. No adjustment in the Conversion Price or the Adjusting Closing Bid Prices shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward shall aggregate $0.01 or more.

                  (e) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice as provided for in Section 6 below:

                      (i) Holder's Delivery Requirements. To convert the Note into full shares of Common Stock on any date (the "CONVERSION DATE"), the Holder shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the "CONVERSION NOTICE"), to the Company or its designated transfer agent (the "TRANSFER AGENT") to the effect that the Holder elects to convert a specified amount of the Outstanding Principal Amount of this Note and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the originally executed Conversion Notice.

                      (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall on or prior to the next Business Day send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder. Upon receipt by the Company or the Transfer Agent of the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next Business Day following the date of receipt (or the second Business Day following the date of receipt if received after 11:00 a.m. local time of the Company or Transfer Agent, as applicable), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate(s), registered in the name of the Holder or its designee, for the number of shares of

Common Stock to which the Holder shall be entitled, (B) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depositary Trust Company or
(C) if the Holder requests, issue shares in electronic format (e.g., via DWAC).

                      (iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the Conversion Price within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall use it best efforts to within two (2) Business Days submit via facsimile the disputed determination of the Conversion Price to an independent, reputable accounting firm of national standing acceptable to the Company and the Holder. The Company shall use its best efforts to cause such accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such accounting firm's determination shall be binding upon all parties absent manifest error.

                      (iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of the Note shall be treated for all purposes as the record holder or Holder of such shares of Common Stock on the applicable Conversion Date.

                      (v) Company's Failure to Timely Convert. If the Company shall fail (other than as a result of the situations described in Section 6(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through
(iv) of Section 6(a)) to issue to the Holder on a timely basis as described in this Section 3(e), a certificate(s) for the aggregate number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of the Note as reflected in the applicable Conversion Notice, the Company shall pay damages to the Holder equal to the greater of (A) actual damages incurred by the Holder as a result of the Holder's needing to "buy in" shares of Common Stock to the extent necessary to satisfy its securities delivery requirements ("BUY IN ACTUAL DAMAGES") and (B) if the Company fails to deliver such certificates within five days after the last possible date which the Company could have issued such Common Stock to the Holder without violating this Section 3(e), on each date such conversion is not timely effected in an amount equal to 1% of the product of (I) the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (II) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to the Holder without violating this Section 3(e).

                  (f) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon any conversion shall be rounded up or down to the nearest whole share.

                  (g) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon any conversion.

               4. Prepayment at the Option of the Company.

               So long as, for a thirty (30) consecutive Business Day period prior to a Prepayment Notice (as defined below), and continuing through the date of prepayment, (a) all shares of Common Stock issuable upon conversion of the entire outstanding principal amount of the Note are (i) authorized and reserved for issuance, (ii) registered for resale under the Securities Act by the Holder (or may be otherwise sold publicly by the Holder without restriction), and (iii) eligible to be traded on the NASDAQ, the New York Stock Exchange, the American Stock Exchange or any other national securities exchange or market and (b) there is not a Default then-continuing, then at any time nine commencing (9) months after the Closing Date, the Company may, upon irrevocable notice (the "PREPAYMENT NOTICE") to the Holder specifying a date for mandatory prepayment which is twenty (20) Business Days after the Holder's receipt of the Prepayment Notice (the "PREPAYMENT DATE"), prepay the Note in an amount equal to the Prepayment Amount. Notwithstanding the foregoing, such nine month period prior to prepayment shall be extended, day for day, for each day commencing on the 120th day following the Closing Date that the Holder is unable to sell Common Stock of the Company pursuant to an effective Registration Statement under the Registration Rights Agreement; provided that the Holder shall not be prohibited from converting the Note pursuant to Section 3 during such twenty (20) day period. The Company shall pay the Holder on such Prepayment Date, in immediately available funds, an amount equal to 125% of the then Outstanding Principal Amount, plus accrued and unpaid interest to the date of such prepayment. Upon receipt of such funds (the "PREPAYMENT AMOUNT"), the Holder shall surrender the Note, duly endorsed for cancellation, to the Company or the Transfer Agent. No Person shall thereafter have any rights in respect of the Note, except the right to receive the payment set forth in this Section 4 and except as otherwise provided in the Documents. The provisions of this Section 4 shall not be deemed to restrict the ability of the Holder to convert the Note pursuant to the provisions of Section 3 at any time prior to the Prepayment Date.

               5. Acceleration Provisions.

                  (a) Acceleration Upon Major Transaction. In addition to all other rights of the Holder contained herein (including, without limitation, the provisions of Section 3), after a Major Transaction the Holder shall have the right, at the Holder's option, to require that the Company prepay the then Outstanding Principal Amount of the Note in an amount equal to the greater of
(i) the Prepayment Amount as if the Prepayment Date occurred on the date the Major Transaction was consummated, together with accrued and unpaid interest and all other amounts due hereunder and (ii) the product of (A) the number of shares of Common Stock that would be issued upon conversion of this Note in accordance with Section 3(b) hereof and (B) the Average Market Price ("MAJOR TRANSACTION ACCELERATION Price") on the date immediately preceding the Major Transaction. The provisions of this Section 5(a) shall not be deemed to restrict the ability of the Holder to convert the Note pursuant to the provisions of Section 3 at any time and from time to time before the consummation of a Major Transaction.

                  (b) Acceleration Option Upon Triggering Event. In addition to all other rights of the Holder contained herein (including, without limitation, the provisions of Section 3), after a Triggering Event, the Holder shall have the right, at the Holder's option, to declare all or a portion of the Outstanding Principal Amount of the Note to be due and payable at a price equal to the greater of:

                  (1) the product of (i) the aggregate number of shares of Common Stock for which the amount of the Note being converted would be converted into as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open multiplied by
(ii) the greater of (A) the Conversion Price calculated as if the Conversion Date were the date immediately preceding such Triggering Event and (B) the Market Price of the Common Stock on such date ("TRIGGERING EVENT ACCELERATION PRICE" and, collectively with "Major Transaction Acceleration Price," the "ACCELERATION PRICE"). The provisions of this Section 5(b) shall not be deemed to restrict the ability of the Holder to convert the Note pursuant to the provisions of Section 3 at any time and from time before the Holder receives the Triggering Event Acceleration Price; or

                  (2) 125% of the outstanding principal amount of the Note, plus accrued and unpaid interest.

                  (c) "Major Transaction". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                      (i) the consolidation or merger of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or pursuant to a merger after which the holders of the Company's outstanding capital stock immediately prior to the merger own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors) where the purchase price is paid in cash or where the surviving entity is not a publicly traded company whose shares are then eligible to be traded on the NASDAQ, the New York Stock Exchange, the American Stock Exchange or another national securities exchange or market;

                      (ii) the sale, transfer, lease, disposal or abandonment of (whether in one transaction or in a series of transactions) substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company); or

                      (iii) a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock is made and accepted by the holders thereof where the purchase price is paid in cash or where the surviving entity is not a publicly traded company whose shares are then eligible to be traded on the NASDAQ, the New York Stock Exchange, the American Stock Exchange or another national securities exchange or market.

                  (d) "Triggering Event". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                      (i) notice from the Company that Common Stock issued or issuable upon conversion of this Note or otherwise issuable pursuant hereto (the "CONVERSION SHARES") or the Warrants (the "WARRANT SHARES") cannot be sold under the Registration Statement covering such Common Stock (the "SUSPENSION PERIOD"), for any period exceeding any Allowed Delays under the Registration Rights Agreement by more than five Business Days, or for more than two periods of Allowed Delays during any period of 12 months, or for more than three periods of Allowed Delays during any period of 24 months, in each of the above cases, that is (A) after the date the Registration Statement has been declared effective by the SEC and (B) prior to the time that the Conversion Shares may be sold without limitation in accordance with Rule 144(k) or Rule 144 under the Securities Act; provided that any demand for acceleration under this Section 5(d)(i) must be made by the Holder within 15 days after receipt of notice from the Company of the termination of the Suspension Period; and, provided further that if the aggregate number of days in all Suspension Periods (the "SUSPENSION DAYS") is equal to or greater than 20 days, then the Maturity Date may, at the option of the Holder, be extended by the aggregate number of Suspension Days;

                      (ii) the failure of the Common Stock, Conversion Shares, or Warrant Shares to be listed on the AMEX, The New York Stock Exchange or NASDAQ for a period of ten (10) consecutive trading days or any twenty (20) non-consecutive trading days during any period of 180 consecutive days (the "DELISTING PERIOD") (i) provided, however, that any demand for acceleration under this Section 5(d)(ii) must be made by the Holder within 30 days after receipt of the Notice of Triggering Event (as defined in Section 5(f)); or

                      (iii) the Company's notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of the Note or exercise of the Warrants into shares of Common Stock, including due to any of the reasons set forth in Section 6(a) below, except in any case in which the basis for such intention by the Company is a bona fide dispute as to the right of the Holder of such conversion.

                  (e) Mechanics of Acceleration Upon Major Transaction. The Company shall use its best efforts to, no sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, and in any case shall at least five days prior to such consummation, deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to the Holder.

                  (f) Mechanics of Acceleration at Option of Holder Upon Triggering Event. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to the Holder. After any Triggering Event, unless prior to the time of delivery of such notice the Triggering Event has been cured and remains so cured for a period of twenty (20) consecutive

Business Days, the Holder may require the Company to prepay the Note in accordance with Sections 5(b) and 5(d) hereof by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF ACCELERATION AT OPTION OF HOLDER UPON TRIGGERING EVENT") to the Company, which Notice of Acceleration at Option of Holder Upon Triggering Event shall indicate the applicable Acceleration Price, as calculated pursuant to Section 5(b) above.

                  (g) Payment of Acceleration Price. Promptly after the occurrence of a Major Transaction or upon the Company's receipt of a Notice of Acceleration at Option of Holder Upon Triggering Event from the Holder, the Company shall immediately notify the Holder by facsimile of the mechanics of the delivery of the Holder's Note and the Holder shall thereafter promptly send the Note to the Company or its Transfer Agent. The Company shall deliver the applicable Acceleration Price to the Holder within ten (10) days after the Company's delivery of a Notice of Major Transaction or the Company's receipt of the applicable notice to affect an acceleration; provided that the Holder's Note shall have been so delivered to the Company or its Transfer Agent. In the event of a dispute as to the determination of the arithmetic calculation of the Acceleration Price, such dispute shall be resolved pursuant to Section 3(e)(iii) above. Payments provided for in this Section 5 shall have priority to payments to other stockholders in connection with a Major Transaction.

               6. Inability to Fully Convert Note.

                  (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the AMEX or NASDAQ, from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder's Conversion Notice and pursuant to Section 3(e) above, and with respect to the unconverted portion of the Note, the Holder, solely at its option, can elect to (unless the Company issues and delivers the Conversion Shares underlying the unconverted portion of the Note prior to the Holder's election hereunder, in which case the Holder shall only be entitled to receive Buy In Actual Damages under Section 3(e)(v)):

                      (i) require the Company to pay the Holder for the portion of Outstanding Principal Amount of the Note plus accrued interest thereon for which the Company is unable to issue Common Stock in accordance with the Holder's Conversion Notice ("MANDATORY PAYMENT") in an amount (the "MANDATORY PAYMENT PRICE") equal to the Triggering Event Acceleration Price as of such Conversion Date;

                      (ii) if the Company's inability to fully convert the Note is pursuant to Section 6(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with the Holder's Conversion Notice and pursuant to Section 3(e) above;

                      (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted portion of the Note that was to be converted pursuant to the Holder's Conversion Notice; or

                      (iv) if the Company's inability to fully convert the Note is pursuant to the AMEX or the NASDAQ rules and regulations described in Section 6(a)(y) above, require the Company to issue shares of Common Stock in accordance with the Holder's Conversion Notice and pursuant to Section 3(e) above at a Conversion Price equal to the Average Market Price of the Common Stock preceding the Holder's Notice in Response to Inability to Convert (as defined below).

                  (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 6(a) above, a notice of the Company's inability to fully satisfy the Holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy the Holder's Conversion Notice, (ii) the portion of the Outstanding Principal Amount of the Note plus accrued interest thereon which cannot be converted and (iii) the applicable Mandatory Payment Price. The Holder must within five (5) Business Days after receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 6(a) above.

                  (c) Payment. If the Holder shall elect to have its Note prepaid pursuant to Section 6(a)(i) above, the Company shall pay the Mandatory Payment Price in immediately available funds to the Holder within ten (10) days of the Company's receipt of the Holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Payment Price to the Holder on a timely basis as described in this Section 6(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Acceleration Price), in addition to any remedy the Holder may have under this Note, such unpaid amount shall bear interest at the Default Rate until paid in full. Until the full Mandatory Payment Price is paid in full to the Holder, the Holder may void the request for the Mandatory Payment with respect to the portion of the Note for which the full Mandatory Payment Price has not been paid and in no event shall such voidance be deemed forgiveness of any amounts due under this Note. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Payment Price within such ten (10) day time period due to a dispute as to the determination of the arithmetic calculation of the Acceleration Price, such dispute shall be resolved pursuant to Section 3(e)(iii) above.

                  (d) Limitation on Number of Common Shares to be Issued.

                      (i) Notwithstanding anything to the contrary contained in this Note, if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of this Note equals 19.99% of the outstanding Common Stock of the Company on the Issuance Date, subject to adjustments for stock dividends, stock splits, combinations or similar events, this Note shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of Section 3, unless the Company (x) has obtained approval of the issuance of this Note by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (the "STOCKHOLDER APPROVAL"), (y) shall have otherwise obtained permission to allow such issuance from the Nasdaq or such other principal exchange upon which the Common Stock is then trading (the "COMMON STOCK EXCHANGE"); or (z) is no longer governed by a rule promulgated by a stock exchange, Nasdaq or other applicable body prohibiting the issuance of Common Stock upon conversion of the Note in excess of 19.99% of the outstanding Common Stock without shareholder approval.

                      (ii) The maximum number of shares of Common Stock issuable as a result of the limitation set forth in Section 6(d)(i) is hereinafter referred to as the "MAXIMUM SHARE AMOUNT." With respect to each Holder of Notes, the Maximum Share Amount shall refer to such Holder's pro rata share thereof, as determined to subsection (iii), below. The Company will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) no later than 60 days following any date that the shares of Common Stock issued and issuable upon exercise of the Warrants plus the number of shares issued and issuable upon conversion of the Notes at (a) prior to the Reset Date, the lowest possible Conversion Price as of the Reset Date, and (b) after the Reset Date, the Conversion Price, in each case exceeds the Maximum Share Amount. In the event that the Company obtains Stockholder Approval, the approval of the Common stock exchange or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "NEW MAXIMUM SHARE AMOUNT"), the references to Maximum Share Amount, above, shall be deemed to be instead, references to the great New Maximum Share Amount. In the event that Stockholder Approval is obtained, but there are insufficient reserved or authorized shares or a registration statement covering the additional shares of Common stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the Holder may grant an extension to obtain a sufficient reserved or authorized amount of shares or of the period for obtaining effectiveness of such registration statement.

                      (iii) Allocation of Reserved Amount, Maximum Share Amount. The number of shares reserved for issuance of Common Stock ("RESERVED AMOUNT") and the Maximum Share Amount shall be allocated among the initial Holders according to the principal amount of the Notes issued to each such Holder on the Issuance Date. Any shares constituting the Reserved Amount or the Maximum Share Amount which were initially allocated to any Holder remaining after such Holder no longer owns Notes shall be allocated among the remaining Holders pro rata, based on the principal amount of the Notes then held by such Holders.

               7. Representations and Warranties.

                  Each of the representations and warranties made by the Company in the Purchase Agreement as in effect on the date hereof, without regard to any amendment, modification or waiver of such provisions, is true and correct on the date hereof as if made on the date hereof (except for those representations and warranties that speak as of a specific date), which representations and warranties (together with all related definitions and ancillary provisions) are hereby incorporated by reference as if set forth herein in their entirety, provided, that: (i) references to "this Agreement", "herein", "hereunder", and words of similar import shall mean and be a reference to this Note; (ii) references to an "Exhibit" and "Schedule" shall mean and be a reference to the applicable Exhibit and Schedule to the Purchase Agreement (as in effect on the date hereof, without regard to any amendment, modification or waiver of such provisions and without regard to whether or not the Purchase Agreement remains in effect); and (iii) references to Sections in such representations and warranties shall be references to Sections of the Purchase Agreement, provided that to the extent such reference Sections are themselves incorporated in this Note by reference, references herein to such Sections shall be to such Sections as they are incorporated.

               8. Covenants. (a) So long as any principal or interest is due hereunder and shall remain unpaid, and so long as any amounts are owed to the Holder under any provision of the Registration Rights Agreement, the Company will, unless the Holder shall otherwise consent in writing:

                  (i) Furnish to the Holder: (i) as soon as possible and in any event within five days after the occurrence of a Default or any event that, with the giving of notice or the lapse of time or both, would constitute a Default, the written statement of the chief financial officer of the Company, setting forth the details of such Default or event and the action that the Company proposes to take with respect thereto and (ii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Holder from time to time may reasonably request;

                  (ii) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, payment before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith and for which adequate reserves (as determined in accordance with generally accepted accounting principles consistently applied) have been set aside.

                  (iii) Maintain and preserve its existence, rights and privileges, and obtain, maintain and preserve all material permits, licenses, authorizations and approvals that are necessary in the proper conduct of its business;

                   (iv) Keep adequate records and books of account, in which complete and correct entries will be made in accordance with generally accepted accounting principals consistently applied, reflecting all financial transactions of the Company;

                   (v) Comply with each of the affirmative and negative covenants contained in the Purchase Agreement (as in effect on the date hereof, without regard to any amendment, modification or waiver of such provisions and without regard to whether or not the Purchase Agreement remains in effect) which covenants are hereby incorporated by reference as if set forth herein in their entirety provided that any reference changes provided for in Section 7 hereof shall also be applicable to this Section 8(a).

                   (vi) Not create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, mortgage, security interest, charge or other encumbrance (each, a "LIEN") upon or with request to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer or permit any of its Subsidiaries to assign or otherwise transfer, any right to receive income other than Liens as may be permitted under any Senior Loan Document.

                9. [INTENTIONALLY OMITTED.]

               10. No Impairment. The Company shall not intentionally take any action which would impair the rights and privileges of the Note set forth herein or the Holder.

               11. Limitation on Number of Conversion Shares. Notwithstanding any provision to the contrary contained herein, in no event shall the Holder be entitled to convert this Note such that upon giving effect to such conversion, the aggregate number of shares of Common Stock then beneficially owned by the Holder and its "affiliates" as defined in Rule 144 of the Act would exceed 4.99% of the total issued and outstanding shares of the Common Stock following such conversion. For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

               12. Obligations Absolute. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to convert this Note pursuant to the provisions of Section 3, and to pay the principal of, and interest on, this Note at the time, place and rate, and in the manner, herein prescribed.

               13. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owning hereon, regardless of and without any notice, diligence, act or omissions as or with respect to the collection of any amount called for hereunder.

               14. Replacement Note. In the event that the Holder notifies the Company that its Note has been lost, stolen or destroyed, a replacement Note identical in all respect to the original Note (except for the registration number of Outstanding Principal Amount, if different than that shown on the original Note) shall be issued by the Company to the Holder, provider that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note, but in no event shall the aggregate amount of such indemnification exceed the Outstanding Principal Amount of the Note.

               15. Payment of Expenses; Indemnification. The Company agrees to pay on demand from the proceeds of the sale of the Notes all reasonable costs and expenses (including, without limitation, fees and expenses of counsel to the Holder) incurred by the Holder in connection with the preparation, execution and delivery of this Note and the other Documents, up to $25,000. All costs and expenses (including, without limitation, fees and expenses of counsel) incurred by either party in connection with the enforcement of the such party's rights under this Note, the Warrants, the Registration Rights Agreement or the Purchase Agreement shall be paid by the prevailing party as determined by any court of competent jurisdiction. The Company hereby agrees to indemnify and hold harmless the Holder and its members, partners, agents, employees, affiliates and advisors from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, all fees and other client charges of counsel to the Holder) which may be incurred by or asserted against the Holder or any such member, partner, agent, employee, affiliate or advisor by any third party in connection with or arising out of any investigation, litigation or proceeding related to or arising out of this Note or any other Document or any transaction contemplated hereby or thereby. The obligations of the Company under this paragraph shall survive the payment in full of this Note.

               16. Restriction on Cash Dividends With Respect to Common Stock. Until the Note has been converted or redeemed in its entirety as provided herein, the Company shall not, directly or indirectly, declare or pay any cash dividend on its Common Stock without the prior express written consent of the Holder.

               17. Assignment and Transfer of Note.

                   (a) Subject to the restrictions on transfer contained herein, if applicable, this Note and all rights hereunder are transferable in whole or in part, without charge to the Holder hereof, upon surrender of this Note with the properly executed Form of Assignment attached hereto as Exhibit B at the principal office of the Company.

                   (b) This Note shall be registered in a register (the "NOTE Register") as it is issued and transferred, which Note Register shall be maintained by the Company at its principal office or, at the Company's election and expense, by the Company's Transfer Agent. The Company shall be entitled to treat the registered holder of the Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Note on the part of any other Person, and shall not be affected by any notice to the contrary, except that, if and when any Note is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Note for all purposes. All of the rights provided to the Holder under this Note, if properly assigned, may be exercised by a new holder without a new note first having been issued.

               18. Subordination.

                   (a) Agreement to Subordinate. The Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Debt.

                   (b) Restrictions on Payment of the Subordinated Debt. All Senior Debt shall first be paid in full, or such payment shall have been provided for, before any payment shall be made to the Holder in respect of the Subordinated Debt; provided, however, that notwithstanding the foregoing, above, but expressly subject to Section 18(c), below, the Holder may receive, and the Company may pay, principal of and interest on the Subordinated Debt evidenced by the Note in the stated amounts and on the stated dates of payment hereof (the "PERMITTED PAYMENTS"); and (ii) nothing in this Section 18 or otherwise contained in this Note shall prohibit the Holder, upon maturity of this Note by acceleration, demand or otherwise, from asserting claims against the Company for purposes of protecting the Holder's position against the Company vis-a-vis other creditors, subject to the priority of payment specified in the first sentence of this Section 18(b).

                   (c) Payment Blockage and Standstill. Notwithstanding anything to the contrary contained in this Section 18 or elsewhere in the Documents, Holder shall not, after delivery to Holder of written notice from a Senior Lender that (i) an Event of Default under a Senior Loan Document arising out of the failure by the Company to make a payment on account of principal of or interest on the Senior Debt (a "SENIOR PAYMENT DEFAULT") shall have occurred and be continuing (a "SENIOR PAYMENT DEFAULT NOTICE") or (ii) an Event of Default under a Senior Loan Document other than a Senior Payment Default has occurred and is continuing (a "BLOCKAGE AND STANDSTILL NOTICE"), accept or receive any payment of any kind, including any Permitted Payments, of or on account of the Subordinated Debt, or accelerate the maturity of any Subordinated Debt or initiate or pursue any other remedies otherwise available to it, including, without limitation, any enforcement remedy against the Company or any security for the Subordinated Debt (including, without limitation, any right to sue the Company on the Subordinated Debt or to file or participate in the filing of an involuntary bankruptcy petition against the Company), (A) in the case of any event described in clause (i) above, unless and until the occurrence of one or more of the events or circumstances described in clauses (ii) through (v) of the definition of "Blockage Period," below or (B) in the case of any event described in clause (ii) above, unless and until the expiration or termination of the Blockage Period. After expiration or termination of the period described in (A) or (B) in the preceding sentence, Holder shall be entitled to receive all Permitted Payments not previously paid. Each Senior Payment Default Notice or Blockage and Standstill Notice shall be effective as of the date of delivery thereof to Holder. Only one (1) Blockage and Standstill Notice related to the same or similar set of facts giving rise to the right to deliver a Blockage Notice may be delivered by each Senior Lender within any 360 day period. As used herein, a "BLOCKAGE PERIOD" means a period of time beginning on the delivery date of a Blockage and Standstill Notice and terminating on the earliest to occur of:

                   (i)  the ninetieth (90th) day following such date;

                   (ii) the written consent of the Senior Lender who delivered the Blockage and Standstill Notice to such termination;

                   (iii) commencement of a judicial proceeding by a Senior Lender to collect or enforce any of the Senior Debt or giving notice of the non-judicial sale of any of the collateral for the Senior Debt;

                   (iv) the cure to the reasonable satisfaction of the Senior Lender of each Event of Default which is the basis for the applicable Blockage and Standstill Notice (such cure of each of the Events of Default which is the basis for such Blockage and Standstill Notice being deemed to also be a cure of any default under the Documents arising as a result of the occurrence and continuance of any such Event of Default); and

                   (v) Any assignment by the Company for the benefit of the Company's creditors, any bankruptcy proceedings instituted by or against the Company, the appointment of any receiver for the Company or the Company's business or assets, or any dissolution or other winding up of the affairs of the Company or the Company's business.

                   Nothing contained in this Section 18 shall limit or affect the right of a Senior Lender to deliver to Holder a Senior Payment Default Notice subsequent to the delivery of a Blockage and Standstill Notice if a Senior Payment Default shall have occurred. Nothing contained in this Section 18 shall limit or affect the right of the Holder to convert this Note pursuant to
Section 3 (including, without limitation, in accordance with the provisions of Section 19 hereof, and the remedies specified therein) at any time and from time to time, notwithstanding the occurrence and continuation of any Senior Payment Default, the delivery of any Senior Payment Default Notice or Blockage and Standstill Notice, or otherwise. Notwithstanding the delivery of a Blockage and Standstill Notice , the Holder shall have the right to claim, demand and receive regularly scheduled interest payments on this Note through December 31, 1999, unless and until a Senior Payment Default Notice has been properly delivered.

                   (d) Effect of Subordination.

                       (i) Except to the extent that the Holder has authorized the Company, and the Company has bound itself, not to make any payment on the Subordinated Debt other than in accordance with this Note, as set forth in the Company's undertaking appearing in this Note, nothing contained herein shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional to convert this Note pursuant to the provisions of Section 3 and to pay the principal amount of and interest on the Subordinated Debt in accordance with the terms hereof, or affect the relative rights of the Holder and creditors of the Company other than the Holder of the Senior Debt, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights, if any, under this Note of the Holder of the Senior Debt. In no event shall any term, covenant, condition or restriction in this Section 18 of this Note affect in any way any right, power or privilege of the Holder as to the Company in respect of principal of or interest on the Note, or any related obligation.

                       (ii) The Holder shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to it or the taking of any other action under this Note, unless and until the Holder and the Company shall have received a notice thereof from the applicable holders of the Senior Debt and, prior to the receipt of any such notice, the Holder shall be entitled to assume that no such facts exist.

                   (e) This Section 18 is expressly for the benefit of each Senior Lender, including without limitation Union Bank of California, N.A., and Silicon Valley Bank, and the terms and provisions in this Section 18 may be modified, amended or waived only with the prior written consent of each Senior Lender, including Union Bank of California, N.A., and Silicon Valley Bank. Holder agrees to send by facsimile a copy of any notice of acceleration delivered to the Company to each Senior Lender that has requested such notice in writing, at the facsimile number specified in such request, at the same time as any such notice is delivered to the Company; provided that as between Holder and the Company such notice to the Senior Lenders shall not be required to make the notice to the Company effective.

               19. Events of Default. If any of the following shall occur (each a "DEFAULT"):

                   (a) The Company shall fail to pay any principal of this Note when due (whether by scheduled maturity, acceleration, demand or otherwise), or shall fail to pay interest or any other amount due under this Note, the Purchase Agreement or the Registration Rights Agreement within five Business Days of the date such amount becomes due; or

                   (b) any representation or warranty made by the Company in this Note, in any other Document heretofore or hereafter furnished by or on behalf of the Company (including, without limitation, the Purchase Agreement) or in any document or certificate in connection with the execution and delivery of this Note shall have been incorrect in any material respect when made, and the incorrect fact(s) could reasonably be expected to have a material adverse effect on (i) the business, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) on the ability of the Company to perform its obligations hereunder or under the agreements or instruments to be entered into or filed in connection herewith (a "MATERIAL ADVERSE EFFECT") and such incorrect representation or warranty shall not have been corrected on or prior to the date that is fifteen
(15) days following the earlier of (i) the day any officer of the Company has knowledge of such incorrect representation or warranty, or (ii) notice from Holder to that effect; or

                   (c) the Company shall fail to perform or observe any material term, covenant or agreement contained in any Document (including, without limitation, the failure to honor any Conversion Notice or an Election to Purchase Shares (as defined in the Warrants)) to be performed or observed by the Company, and such failure could reasonably be expected to have a Material Adverse Effect (provided that the failure to honor any Conversion Notice or Election to Purchase Shares shall be deemed to have a Material Adverse Effect); or

                   (d) the Company shall fail to pay any debt for borrowed money or other similar obligation or liability ("INDEBTEDNESS") (excluding Indebtedness evidenced by this Note, but expressly including Senior Debt), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if (i) the holder of such indebtedness accelerates the maturity of such Indebtedness, and (ii) the holder of such indebtedness commences the exercise of remedies with respect to repayment of the indebtedness (i.e., files an action or proceeding against the Company thereon or exercises any other remedy against the Company or any collateral for such indebtedness available to such holder under applicable law or in equity); or

                   (e) one or more judgments or orders for the payment of money exceeding any applicable insurance coverage by more than $1,000,000 shall be rendered against the Company, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                   (f) the Company shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Company or for any substantial part of its property (a "PROCEEDING") and such Proceeding shall remain undismissed or unstayed for a period of thirty (30) days; or the Company shall take any action to authorize or effect any of the actions set forth above in this clause (f); or

                   (g) any material provision of this Note or any other Document (including, without limitation, the Registration Rights Agreement and the Purchase Agreement) shall at any time for any reason be declared to be null and void by a court of competent jurisdiction (other than indemnity provisions of such agreements found by such a court to be void or voidable as against public policy), or the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by the Company seeking to establish the invalidity or unenforceability thereof; or

                   (h) a Senior Debt Default shall have occurred and be continuing and the creditor of the Company with respect to such Senior Debt accelerates the maturity of such Indebtedness; or

                   (i) the company fails to use its good faith best efforts to obtain effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) in accordance with the Registration Rights Agreement;

                   then the Holder may:

                       (i) declare the Outstanding Principal Amount of this Note and all other amounts due hereunder to be immediately due and payable, whereupon the Outstanding Principal Amount of this Note and all such other amounts shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived and all such amounts, if unpaid, shall bear interest at the Default Rate. In such event, this Note shall be prepaid at a prepayment price equal to 125% of the Outstanding Principal Amount of the Note plus accrued but unpaid interest and all other amounts due thereon; and

                       (ii) notwithstanding any provision to the contrary contained herein (but subject to Section 6(d), convert this Note at the then-applicable Conversion Price, or, at the Holder's sole option upon 15 days' prior written notice to the Company (during which notice period the Company shall be entitled to pay all amounts due and owing to the Holder under this
Note), convert this Note in accordance with the terms hereof, with the Conversion Price being modified to equal the lesser of (x) the Closing Bid Price on the date prior to each such Conversion or (y) the Conversion Price then otherwise in effect; provided that in the case of a Default described in Section 19(g) which occurs solely as a result of actions and circumstances outside of the control of Borrower and its affiliates, the Conversion Price shall not be reduced to the Closing Bid Price on the date prior to Conversion for purposes of Holder exercising its remedies under this clause (ii); and

                       (iii) exercise any and all of its other rights under applicable law, hereunder and under the other Documents.

               Upon a Default for the failure to pay interest described in
Section 19(a), the Holder shall have the right, in its sole discretion, in lieu of accelerating the obligations under clause (i), above, to provide a notice to the Company of such late interest payment ("INTEREST CONVERSION NOTICE"). Within five days of the date of delivery of the Interest Conversion Notice the Company shall be obligated to:

               (x) make such late interest payment to Holder; or

               (y) subject to Section 6(d), issue fully registered and listed shares of Common Stock to the Holder equal to 200% of the amount of the late interest payment multiplied by the Average Closing Price of the Common Stock on the date prior to payment; provided that the Company shall only be permitted to so issue stock in lieu of a delinquent interest payment if for a thirty (30) consecutive Business Day period prior to a Prepayment Notice (as defined below), and continuing through the date of prepayment: (1) all shares of Common Stock issuable upon conversion of the entire outstanding principal amount of the Note are (i) authorized and reserved for issuance, (ii) registered for resale under the Securities Act by the Holder (or may be otherwise sold publicly by the Holder without restriction), and (iii) eligible to be traded on the NASDAQ, the New York Stock Exchange, the American Stock Exchange or any other national securities exchange or market and (2) there is not a Default (other than failure to pay interest) then-continuing.

               If, after receipt of an Interest Conversion Notice, the Company shall satisfy either clause (x) or clause (y), above, within the five (5) day notice period, the late interest payment shall be deemed cured, and Holder shall have no further remedies as a result solely of such late interest payment (but excluding remedies available under this Note for other Defaults or any future failure of the Company to timely pay interest). Company's failure to satisfy either clause (x) or clause (y), above, within the five (5) day notice period shall constitute a Default.

               Upon a Default described in Section 19(f) relating to a Proceeding affecting the Company, all amounts (inclusive of principal, interest, premium, and other amounts owed) outstanding under this Note shall become immediately due and payable without further any further action, notice or demand by Holder.

               20. Taxes, etc. All payments made by the Company hereunder will be made without setoff, counterclaim or other defense except those, if any, as are required by law. All such payments shall be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholding, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the overall net income of the Holder (such non-excluded taxes are hereinafter collectively referred to as the "TAXES"). If the Company shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Holder pursuant to this sentence) the Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Company shall make such deductions or withholdings and (iii) the Company shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send the Holder an official receipt showing payment. In addition, the Company agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Note or any other Document, except for the excluded taxes referred to in the second sentence of this Section 20 (hereinafter referred to as "OTHER TAXES"). The Company will indemnify the Holder for the full amount of Taxes or Other Taxes (including, any Taxes or Other Taxes on amounts payable to the Holder under this paragraph) paid by the Holder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, upon written demand by the Holder therefor.

               21. Miscellaneous.

                   (a) The Company agrees that all notices or other communications provided for hereunder shall be in writing (including telecommunications) and shall be mailed, telecopied or delivered to the Company at the address of the Company set forth next to its signature, or at such other address as may hereafter be specified by the Company to the Holder in writing. All notices and communications shall be effective (i) if mailed, when received,
(ii) if telecopied, when transmitted, and (iii) if delivered, upon delivery.

                   (b) No failure on the part of the Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by the Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of the Holder. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                   (c) Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                   (d) The Company (by its acceptance hereof) waives any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note.

                   (e) This Note shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. The Company irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in San Francisco, California in any suit or proceeding based on or arising under this Agreement and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the Purchaser to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The Company acknowledges that if it fails to perform, observe or discharge any or all of its obligations under this Note, any remedy at law may prove to be inadequate relief to the Holder. The Company therefore agrees that the Holder shall be entitled to temporary or permanent injunctive relief in any such case without the necessity of affirmatively proving irreparable harm, uncertainty of damages, or other factors that might otherwise be required to be found prior to the granting of injunctive relief.

                                      INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.



                                      By: ______________________________________
                                          Name:
                                          Title:


                                      Address:


                                      International Microcomputer Software, Inc.
                                      75 Rowland Way
                                      Novato, California 94949
                                      Telephone:    (415) 257-3000
                                      Facsimile:    (415) 257-3565
                                      Attention:    Costa John

Accepted:

BAYSTAR CAPITAL L.P.

By:   BAYSTAR MANAGEMENT LLC,
      ITS GENERAL PARTNER


      By: __________________________
      Name:
      Its:

                                   SCHEDULE I
                              PAYMENTS OF PRINCIPAL


      Principal                        Principal                        Notation
   Paid or Prepaid                      Balance                         Made By
   ---------------                     ---------                        --------




                                    EXHIBIT A

                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
                                CONVERSION NOTICE


Reference is made to the 9% Senior Subordinated Convertible Note due May 24, 2002 (the "NOTE"), made by International Microcomputer Software, Inc., a California corporation (the "COMPANY"), to the order of BayStar Capital, L.P., a California limited partnership. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the amount under this Note indicated below into shares of Common Stock, $.01 par value per share of the Company (the "COMMON STOCK"), by tendering the Note as of the date specified below.


Date of Conversion:                            _________________________________

Outstanding Principal Amount of Note to
   be converted:                               _________________________________


Please confirm the following information:      _________________________________


Conversion Price:                              _________________________________

Number of shares of Common Stock to
   be issued:                                  _________________________________


Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which Note is being converted in the following name and to the following address:

Issue to:                                      _________________________________

                                               _________________________________

                                               _________________________________

Facsimile Number                               _________________________________

                                               _________________________________

Authorization:                                 _________________________________
                                               By:    __________________________

                                               Title: __________________________

Dated:                                         _________________________________

                                    EXHIBIT B

                               FORM OF ASSIGNMENT

                [To be executed only upon assignment of the Note]


For value received, the undersigned registered Holder of the within Note hereby sells, assigns and transfers unto ___________ the right represented by such Note, and appoints ___________ Attorney to make such transfer on the Note Register of International Microcomputer Software, Inc., maintained for such purpose, with full power of substitution in the premises.



Dated: ________________________


                                     (Signature must conform in all respects to the name of holder as specified on the face of the Note)


                                     ___________________________________________
                                                    (Street Address)

                                     ___________________________________________
                                                (City) (State) (Zip Code)

Signed in the presence of: